Exhibit 99.1

Dresser, Inc. Announces Completion of Refinancing of Its Senior Credit Facility

     DALLAS--(BUSINESS WIRE)--March 1, 2004--Dresser, Inc. announced today that it completed the previously announced refinancing of approximately $382 million of its Tranche B Term Loan under its existing Senior Secured Credit Facilities with the issuance of a new six-year $125 million Senior Unsecured Term Loan, a new $235 million Tranche C Term Loan under its existing Senior Secured Credit Facilities, and an optional prepayment of $25 million in cash. The Tranche B Term Loan is now paid in full.
     Due to market demand, the amount of the Senior Unsecured Term Loan was increased to $125 million, compared to the Company's intention of issuing a $100 million Senior Unsecured Term Loan. There was a corresponding decrease of $25 million in the issuance of the new Tranche C Term Loan. Table 1 below summarizes sources and uses of cash in the refinancing, and Table 2 compares the Company's estimated debt capitalization at year end to pro forma debt capitalization after the refinancing.
     Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 7,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

     Safe Harbor Statement

     Certain statements made herein concerning anticipated future performance are forward-looking statements, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of the industries served by the Company, which can be affected by factors outside the Company's control; the general economy; the demand for the Company's products and services; the amount of debt the Company must service; and completion of the Company's refinancing. This list of factors is not intended to be exhaustive. Additional information concerning relevant risk factors can be found in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.
     In addition, the 2003 financial information herein is based on draft, unaudited results, which are subject to changes that may be material, as the Company completes its 2003 audit.


Table 1: Refinancing Sources and Uses of Cash

Sources:
Existing Cash                                        $25.0
New Term Loan C                                      235.0
Senior Unsecured Term Loan                           125.0
                                                -----------
    Total                                           $385.0
Uses:
Refinance Term Loan B                               $381.6
Fees and Expenses                                      3.0
Cash                                                   0.4
                                                -----------
    Total                                           $385.0



Table 2: Projected Debt Capitalization      As of Dec. 31, 2003
                                            -------------------
                                      Estimated(3)        Pro Forma
                                       ($millions)       ($millions)
                                  ------------------------------------
Revolving Credit Facility(1)                  $-               $-
Term Loan B                                381.6                -
New Term Loan C                                -            235.0
                                  --------------- ----------------
   Senior Secured Debt                     381.6            235.0
New Senior Unsecured Term Loan                 -            125.0
                                  --------------- ----------------
   Senior Debt                             381.6            360.0
Senior Subordinated Notes due
 2011(2)                                   555.0            555.0
Other Debt                                  10.4             10.4
                                  --------------- ----------------
   Total Debt                             $947.0           $925.4

Notes:    (1) $100.0 million committed facility
          (2) includes $5.0 million bond premium
          (3) Unaudited


    CONTACT: Dresser, Inc.
             Stewart Yee, 972-361-9933
             stewart.yee@dresser.com